EXHIBIT 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons, entities and trust named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01, of Rand Worldwide, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 4, 2012

PETER H. KAMIN CHILDRENS TRUST

By: /s/ Peter H. Kamin

Name: Peter H. Kamin

Title: Sole Trustee

3K LIMITED PARTNERSHIP

By: /s/ Peter H. Kamin

Name: Peter H. Kamin

Title: Managing Partner

PETER H. KAMIN

/s/ Peter H. Kamin